Exhibit 99.6

Fangda Partners

http://www.fangdalaw.com

July 24, 2023

To:	LE Worldwide Limited
Unit 614, 6/F, Photonics Centre
No. 2, Science Park East Avenue
Hong Kong Science Park
Shatin, Hong Kong

Attn:	Mr. Daniel Wong

Re:	Combination of LE Worldwide Limited (the “Company”) with Ace Global Business Acquisition Limited (the “Proposed Transaction”)

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, solely for purpose of this legal opinion, excludes Hong Kong Special Administrative Region, Macau Special Administrative Region or Taiwan). We are qualified to issue opinions on the laws and regulations of the PRC (this “Opinion”) as the PRC counsel for the Company in connection with the Proposed Transaction.

In such capacity, we have examined the copies of documents set forth in Appendix I hereto (collectively, the “Documents”) provided to us by the Company.

Where certain facts were not possible to be independently established by us, we have relied upon certificates or statements issued or made by relevant representatives of the Company. In reviewing the Documents and for purpose of rendering this Opinion, we have made the following assumptions:

(1)	the genuineness of all signatures, seals and chops affixed on the Documents;

(2)	the authenticity of all the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies;

(3)	the Documents as submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revises, modified or supplemented except as otherwise indicated in such Documents;

(4)	the truthfulness, accuracy, fairness and completeness of Documents as well as all factual statements in the Documents;

(5)	all information (including factual statements) provided to us by the Company in response to our inquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company has not withheld, omitted or concealed anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(6)	all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	all parties have duly executed, delivered, performed, and will duly perform their obligations under the Documents to which they are parties;

(8)	all governmental authorizations and other official statements or documentation are obtained by lawful means;

(9)	all Documents are legal, valid, binding and enforceable under the governing laws as set forth therein.

Based on the foregoing and subject to the assumptions and qualifications provided herein, we are of the opinion that, as of the date hereof, so far as the PRC laws are concerned:

1.	According to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (《境内企业境外发行证券和上市管理试行办法》) and its supporting guidelines (collectively, the “Trial Administrative Measures”) issued by the China Securities Regulatory Commission (“CSRC”) on February 17, 2023 and came into effect on March 31, 2023, if a listing applicant meets both of the following conditions (collectively, the “Conditions”), its overseas offering and listing shall be treated as an indirect overseas offering and listing by a domestic company, which will trigger the compulsory filing with the CSRC:

(i)	any of the total assets, net assets, operating revenues or total profits of its operating entities in the PRC in the most recent accounting year accounts for over 50% of the corresponding figure in its audited consolidated financial statements for the same period;

(ii)	the main parts of its operational activities are carried out in the PRC or its main places of business are located in the PRC, or the senior managers in charge of its operation and management are mostly Chinese citizens or are domiciled in China.

Furthermore, according to the Trial Administrative Measures, if a listing applicant does not fall within either of the aforesaid Conditions but applies for offering and listing in an overseas market on non-domestic basis, and the risk factors disclosed are primarily related to the PRC (collectively, the “Substance Over Form Principle”), the overseas offering and listing would still be treated as an indirect overseas offering and listing by a domestic company.

2.	Based on the Documents, and according to the statements and confirmations made by the Company:

(i)	None of the total assets, net assets, operating revenues or total profits of its subsidiary in the PRC in the 2022 fiscal year exceeds 50% of the audited and consolidated total assets, net assets, operating revenues or total profits of the Company in the 2022 fiscal year;

(ii)	Most of its operational activities are conducted outside the PRC, and its major places of operation are located outside the PRC;

(iii)	None of its Senior Officers is a PRC citizen or domiciled in the PRC; and

(iv)	The risk factors disclosed or to be disclosed in the prospectus or similar documents for offering and listing outside the PRC are not primarily related to the PRC, so the Substance Over Form Principle does not apply.

Therefore, the Proposed Transaction is not subject to any registration or filing with the CSRC under the Trial Administrative Measures.

This Opinion is subject to the following qualifications:

(a)	This Opinion relates only to the PRC laws and we express no opinion as to any other laws and regulations. This Opinion is based on the PRC laws currently in force and the interpretation and implementation thereof as of the date of this Opinion. There is no guarantee that any of the PRC laws, or the interpretation or implementation thereof, will not be changed, amended, revoked or replaced in the future with or without retrospective effect.

(b)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part should be extracted and referred to independently.

(c)	This Opinion is subject to the effects of the discretion of any competent PRC legislative, administrative or judicial bodies or arbitration tribunals in exercising their authority to change any PRC laws or the implementation, interpretation or application thereof in any form.

This Opinion is delivered solely to the person to whom it is addressed and solely for the purpose of and in connection with the Proposed Transaction and for filing with and review by SEC and may not be relied upon by any other person or corporate entities or used for any other purpose without our prior written consent.

Yours sincerely,

Fangda Partners

Appendix I
Documents

(1)	The shareholding structure of the Company, its subsidiaries, branches, and offices (collectively, the “Group Companies”).

(2)	The information confirmed and provided by the Company as follows:

a)	The ultimate beneficial controlling person of the Company:

Ultimate Shareholder	Percentage	Nationality
LO Chung Wai Paul	40.07%	UK

b)	The directors, supervisors and senior managers in charge of the business operation and management of the Company (collectively, the “Senior Officers”)：

Senior Officers	Name	Chinese Citizen
Sole Director	LO Yeung Man Teddy	N
Senior Managers	LO Yeung Man Teddy	N
	WONG Sai Chung Daniel	N
	CHOY Alexander Che Yue	N
	ZHANG Xiao Lin	N
	PANG King Sau Nelson	N

c)	The subsidiary, office and branch that the Company has controlled, established or registered or is contemplated to control, establish or register in the PRC (the “PRC Entity”):

PRC Entity	Senior Officers of the PRC Entity	Incorporation Date	Main Business
Shenzhen Yuanhui Photovoltaic Co., Ltd. (深圳元晖光电有限公司)	● Director, Legal Representative and Senior Manager: LO Yeung Teddy, who is not a Chinese citizen. ● Supervisor: TANG Siu Fai, who is not a Chinese citizen.	June 5, 2023	None

d)	Main business places of the Group Companies:

Group Companies	Major business conducted in the PRC
LE Worldwide Limited	N
Light Engine Pte Limited	N
NEOS Ventures Investment Limited	N
Light Engine International Limited	N
Shenzhen Yuanhui Photovoltaic Co., Ltd. (深圳元晖光电有限公司)	Y

(3)	The scanned copies of ID cards or Passports of the Senior Officers.

(4)	The Company’s audited consolidated financial statements for the years ended September 30, 2022 and 2021.

(5)	The Company’s response to our legal due diligence checklist dated June 1, 2023.